                                                                  Exhibit 10.50


STATE OF TEXAS                                              AGREEMENT TO COMBINE
                                                              LAMAR AND CAP ROCK
COUNTIES OF MIDLAND AND LAMAR                              ELECTRIC COOPERATIVES



         THIS AGREEMENT TO COMBINE LAMAR COUNTY ELECTRIC COOPERATIVE
ASSOCIATION AND CAP ROCK ELECTRIC COOPERATIVE, INC. (Agreement) is made and entered into on or as of the 28th day of October, 1999, by and between CAP
ROCK ELECTRIC COOPERATIVE, INC., headquartered at Midland, Texas (hereinafter referred to as "Cap Rock" or "Cooperative"), and LAMAR COUNTY ELECTRIC COOPERATIVE ASSOCIATION, headquartered at Paris, Texas (hereinafter referred to as "Lamar"), both being electric cooperatives organized and operating under the Texas Electric Cooperative Corporation Act. Cap Rock and Lamar may collectively be referred to in this Agreement as the "Parties".
                                    RECITALS
         WHEREAS, Cap Rock has proposed that Lamar and its subsidiary corporations named in Section 1.02 below, join Cap Rock and become a separate division; and
         WHEREAS, Lamar is an electric distribution cooperative providing electric utility service to its members within its duly certificated service area; and
         WHEREAS, Cap Rock is an electric distribution cooperative providing electric utility service to its members within its certificated service area; and
         WHEREAS, the Board of Directors of Lamar previously determined that it would be in the best interest of its members to explore the possibility of combining with another electric cooperative; and
         WHEREAS, the Board of Directors of Lamar, after determining that it would be in the best interest of its members to explore the possibility of combining with another electric cooperative, with the aid of advisors and consultants, developed a Strategic Plan and a Questionnaire with response by Cap Rock, (incorporated herein for all purposes and attached hereto as EXHIBIT A), to address items which must be considered in any consolidation study, and received a response to those questions from Cap Rock Electric; and the Board of Directors of Lamar have determined that a combination with Cap Rock would be beneficial to the future well-being of Lamar and its members; and
         WHEREAS, Lamar and Cap Rock wish to join in order to promote economies of scale and provide for a more efficient organization; and
         WHEREAS, the combination of Lamar and Cap Rock will strengthen the combined organization by providing load diversity; and
         WHEREAS, the combined organization would be better able to acquire a dependable and economical supply of power; and
         WHEREAS, the combination would entail Lamar transferring all of its assets and liabilities to Cap Rock and becoming a division of Cap Rock.
         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and obligations contained herein and other good and valuable consideration, Lamar and Cap Rock hereby contract and agree as follows:

                      1.00 Transfer of Lamar Properties and
                         Assumption of Lamar Obligations
         1.01 The Board of Directors of Lamar shall take the necessary action to obtain a vote of the membership of Lamar within ninety (90) days from the date this Agreement is signed unless the Parties to this Agreement mutually agree otherwise.
         1.02 This Agreement and the resulting combination shall become effective upon approval by the membership of Lamar. Although the Parties recognize that it may be necessary to obtain approvals from Cooperative Finance Corporation (CFC), Public Utility Commission of Texas (PUCT),and other related state and federal regulatory agencies, and wholesale power suppliers (tee. Rayburn Country Electric Cooperative, Inc.) or G&T, this Agreement and the resulting combination shall not be contingent upon obtaining any such approvals. However, Cap Rock shall be responsible for taking the action it deems necessary in order to comply with the terms of this Agreement and to supply electric service to the members in the Lamar Service Area as set forth in this Agreement. Cap Rock shall be responsible for all costs which are necessary in order to comply with the terms of this Agreement, "Close" the transaction (as defined in Section 9.05) and provide electric service to the persons receiving electric service in the Lamar Service Areas (the "Lamar Service Area") as set forth herein and Cap Rock agrees to indemnify and hold Lamar harmless for any and all costs and expenses of every kind associated therewith, including attorney's fees and costs of litigation Cap Rock shall become the owner of all assets of every kind whatsoever of Lamar pursuant to this Agreement including, without limitation, the subsidiary corporations of Lamar, identified as Lamar Electric Associated Services Inc., Advance Alarm & Electronics, Inc., Lamar Electric Satellite Services, Inc. and Lamar Electric Internet Services, Inc. (which subsidiaries shall, together with Lamar County Electric Cooperative Association, be hereinafter called "Lamar"); and Cap Rock shall assess all liabilities and obligations of every kind of Lamar pursuant to this Agreement. Thereafter, Cap Rock shall have the right, at its sole option, to take the action it deems necessary with regard to such assets and obligations, so long as such action is not in contravention of the Agreement, including, but not limited to, paying off debt early, among other things, if Cap Rock determines that it is in its best interest.
         1.03 At Closing, as provided for below, Lamar will, absolutely and in &e simple or to whatever may otherwise be the greatest extent legally possible, transfer, convey, assign and deliver to Cap Rock--and Cap Rock will receive and acquire all of Lamar's properties and assets, of every kind whatsoever, including but not limited to all real and personal property, tangible and intangible, including all contracts, stock, memberships, ownership of subsidiaries, easements, rights-of-way, privileges, permits, licenses, franchises, causes of action, wholesale power contracts, certificates of public convenience and necessity and Service Area assignments; and Cap Rock will assume and fulfill, satisfy and carry out--and will relieve and save harmless Lamar of and from--all of Lamar's liabilities and obligations, including the obligation to provide adequate and dependable electric service to Lamar's members on a low cost basis as such service is currently furnished by Lamar--all subject to and in accordance with the terms and conditions herein set forth.
         1.04 Cap Rock and Lamar shall be combined pursuant to the terms of this Agreement. Other than being subject to the approval of Lamar's members as set forth in Section 1.02, the combination shall occur, regardless of whether or not any contractual obligations or rights of Lamar with any other third parties are assignable. As such, all contractual rights and obligations and other rights and responsibilities of Lamar shall become the sole rights and responsibilities of Cap Rock, which shall assume all such rights and obligations.
         1.05 In addition to the other agreements set forth above and hereafter, Cap Rock specifically agrees to assume the current wholesale Power Contract between Lamar and Rayburn Country Electric Cooperative, Inc. ("Rayburn Country") including all obligations and benefits under such contract with Rayburn Country. Cap Rock agrees to index and hold Lamar harmless from any liability whatsoever under such wholesale Power Contract with Rayburn Country. Lamar agrees to assign all wholesale Power Contracts, including the contract with Rayburn Country, to Cap Rock and to take any and all action necessary to assist Cap Rock in assuming the current power supply contract with Rayburn Country and any other contracts that Lamar currently has.

                              2.00 Lamar's Members
         2.01 All of Lamar's then-existing members, on and after the date of closing the transaction (the "Closing") as provided for below, shall automatically become members of and be furnished electric service by Cap Rock; their Lamar membership fees shall,, within a reasonable period, be refunded to them; and they shall have and enjoy and may exercise any and all of the rights of Cap Rock's other members, including rights of ownership of Cap Rock.
         2.02 As provided under Section 5.00 below (entitled "Board of Directors"), persons receiving electric service in the Lamar Service Area, shall have representation on Cap Rock's Board.
         2.03 As provided in Cap Rock's Bylaws and Articles of Incorporation, the Lamar Division members will have the opportunity to participate and vote in the annual meeting to elect directors and at all special meetings and they will have the right to participate in nominating meetings to nominate director(s) from their nominating district to the same extent as all members of Cap Rock.

         2.04 All outstanding allocated capital credits of Lamar shall remain allocated to those Lamar members entitled to receive the same, as shown by final audit of Lamar, and shall be allocated as book credits of Cap Rock in the same amounts as allocated on the Lamar books. Prospectively, Lamar members will be subject to the same capital credit allocation and payment terms and conditions as other Cap Rock members. No capital credits will be reduced merely as the result of the combination and they will be transferred in fill' to Cap Rock as set forth above.
         2.05 Since the membership of Cap Rock voted in October, 1998, to convert Cap Rock into a stock company at such time that it becomes feasible to do so, Cap Rock has offered its current members three choices for receiving their capital credits. Those three choices are: (1) credit on their electric bill for the amount of their capital credits; (2) Cash through a Dutch Auction process; or (3) stock in the new company in the amount of their capital credits. Cap Rock will make those options available to current members of Lamar, on the same terms and conditions as the options are made available to all Cap Rock members within six (6) months after the Closing. Any stock issued to Lamar members will have the same rights, prohibitions, restrictions and other terms as the stock issued to all other members or as may be amended. The term" Dutch Auction" as just used means a "reverse auction" with the person bidding the LOWEST amount being the successful bidder.
         2.06 The Lamar Division of Cap Rock will continue programs to schools, communities, members, and the general public in the same fashion as the other divisions of Cap Rock. This includes support to livestock shows, fire departments, 4-H Clubs and other organizations in the Lamar Service Area.
         2.07 Members of Lamar will not lose any recourse to directors, management, regulatory agencies or ally of the usual and normal benefits available to the members currently. As set forth more specifically below in
Section 6.00 (entitled "Lamar Advisory Council"), an Advisory Council made up of the current Lamar Board members will continue in effect for the Lamar Division for a period of at least nine (9) years.
         2.08 The headquarters office of Lamar in Paris, Texas will become a division office of Cap Rock after the combination.
         2.09 Sufficient equipment and personnel of Lamar, and Cap Rock, if necessary, will remain in the Lamar Service Area as necessary to provide electric service and assistance to the members of Lamar on a local basis consistent with good utility practice and in no case less than the quality of service and assistance available to Lamar members prior to the combination with Cap Rock. In the event of major system damage, the corporate office of Cap Rock will when necessary, hastily assemble and dispatch equipment and personnel to assist in restoring service to the system.

                       3.00 Service in Lamar Service Area
         3.01 As used int his Agreement, Lamar Service Area means the areas furnished with electric service by Lamar immediately prior to the Closing, as defined by Lamar's Service Area PUCT certification maps.
         3.02 Until the rates for service to all of Cap Rock's members, including those in the Lamar Service Area, become uniform as provided for in
Section 4.00 below (entitled "Rates"), the separate rates and fees for the Lamar Service Area That shall be in effect in that Service Area shall be no higher than current rates, subject only to increase in Lamar's wholesale power costs.
         3.03 Cap Rock will finish programs and services to improve Lamar's customer service and reduce outage time on the same basis as Cap Rock currently does in its other divisions. As soon as feasible after the Closing, Cap Rock will implement its programs and procedures in the Lamar Service Area to cut outage time and improve service. Cap Rock will install SCADA controls in the Lamar Service Area to be linked into the main Cap Rock SCADA system within eighteen (18) months after the closing. Cap Rock will train employees in the Lamar Service Area in the procedures that Cap Rock uses to provide exemplary service to its members and reduce outage times.
         3.04 As soon as practical after the Closing, Cap Rock will institute its outage procedures in the Lamar Division, which include the procedures currently in place at Cap Rock that assure that outage time will be as short as possible. This includes the procedures outlined in Cap Rock's responses to Lamar's Questionnaire which is attached hereto as Exhibit "A".
         3.05 Cap Rock will as soon as possible after the Closing, implement its programs in the Lamar Service Area and provide the members in the Lamar Service Area the same type of services that it now offers in its other divisions at the same level as it currently provides those services in its other divisions. Cap Rock will, after the Closing, complete the current or any future Lamar work plans, including, system improvements that have been planned for by Lamar and as determined by Cap Rock's engineering staff, along with any changes or modifications the Cap Rock engineering staff deem necessary. Cap Rock will continue to make improvements as necessary to ensure the quality of the system in the Lamar Service Area.
         3.06 Cap Rock will as soon as possible after the Closing, implement its pro&an)s in the Lamar Service Area and provide the members in the Lamar Service Area the same type of services that it now offers in its other divisions at the same level as it currently provides those services in its other divisions. Barring unusual circumstances, Cap Rock expects to accomplish this within eighteen (18) months after the Closing. For example, within eighteen months after the Closing, Cap Rock will institute its current outage reporting system that it uses in its other divisions. That is, these outages will be handled out of the division office through a toll-free number. Cap Rock will also begin to implement its after hours outage reporting as soon as possible after Closing, recognizing that it will take time to train its dispatchers to become familiar with Lamar's Service Area, so that outages after hours are handled the same as it is in Cap Rock's other divisions, through Cap Rock's toll-free number with Cap Rock's dispatchers.
         3.07 After the Closing, service crews will continue to be located in the Lamar Service Area. Cap Rock does not intend to decrease the number of service crews or relocate them and anticipates that the same number of service crews will continue to work out of the Lamar Division office in Paris, Texas. After the Closing, Cap Rock's employees and contractors will support the service crews located in the Lamar Service Area to the extent necessary in the event of an emergency outage such as a storm, etc.
         3.08 After the Closing, Cap Rock will incorporate the Lamar Service Area into Cap Rock's capital improvement plans and will handle system improvements in the Lamar Service Area in the same way that Cap Rock currently performs those system improvements in its other divisions.
         3.09 After the Closing, Cap Rock will represent the Lamar Service Area load in ERCOT at all committee levels etc. and be totally responsible for all power supply in that service Area.

                                   4.00 Rates
         4.01 The electric rates for persons served within the Lamar Service Area shall be adjusted to be the same uniform rates in effect for Cap Rock's other members within not more than ten (10) years after the Closing, and even earlier Wit is reasonably practicable and prudent to do so or if Cap Rock's rates become lower. In the interim, the Lamar Service Area rates, as set forth above, shall remain the same as they currently are and then phased toward such uniformity with Cap Rock's rates as soon as is reasonably practicable and prudent.
         4.02 Cap Rock's service rules, regulations, policies, practices and procedures for the Lamar Service Area (all together referred to as "Service Rules") shall, on and after the Closing, be brought or phased into harmony and uniformity with the service rules and regulations for all Cap Rock service areas within not more than five (5) years after the Closing, and even earlier if it is reasonably practicable and prudent to do so.
         4.03 All adjustments in rates, and all changes in, additions, or deletions to, Service Rules or rates classifications, shall be subject to the approval of any entity or governmental authority having jurisdiction for that purpose.

                             5.00 Board of Directors
         5.01 After Lamar members have approved the agreement to combine the cooperatives, Cap Rock shall create a directorate district from the present Lamar Service Area (the "Lamar District") and shall add one additional position to the Cap Rock Electric Board which shall be filled by a director chosen by the present Lamar Board (the "Lamar District Director") for a three-year term. Thereafter, the Lamar District is expected to remain a distinct district, unless the Cap Rock board finds clear evidence of disproportionate representation for members of the district as compared to membership of the entire Cap Rock system; provided however, that the current "Lamar Service Area" will always have at least one representative serving on the Cap Rock Corporate Board of Directors, as is provided in Section 5.06 below.
         5.02 The initial Cap Rock Corporate Board member from the Lamar Service Area shall be appointed by the current Lamar Board.
         5.03 Cap Rock shall insure the Lamar director an initial term of at least three years before he or she stands for election.
         5.04 Her his or her initial appointment to Cap Rock's Board, the additional director, like all other directors of Cap Rock, shall be elected by the members pursuant to the plan of districting and staggered three-year terms in effect as set forth in Cap Rock's bylaws.
         5.05 The director from the Lamar District Director who serves on the Cap Rock Corporate Board shall be paid the same corporate director fee and benefits as other Cap Rock corporate directors under the current bylaws and policies.
         5.06 Nothing in this Sec. 5.00 shall preclude Cap Rock in subsequent years from amending its Bylaws so as to increase or decrease the number of its Board members or to increase or decrease, or to change the boundaries of directorate districts if the Board determines that any such change is in the best interest of the Cooperative and its members. However, in that event, the Lamar Service Area will still have a representative serving on the Board.

                           6.00 Lamar Advisory Council
         6.01 Cap Rock acknowledges that for several years after the Closing, Cap Rock will from time to time need to have access to the knowledge, consultation and advice of the Directors of Lamar as that Board is comprised just prior to Closing. Therefore, effective immediately upon the Closing, the Cap Rock Board shall appoint an Advisory Council ("Council") consisting of the current members of the Lamar Board of Directors as it exists on the day prior to Closing. Except however, that the representative of the Lamar Board of Directors who is appointed to the Cap Rock Corporate Board of Directors, will chair the Advisory Council but shall not be eligible to serve on the Advisory Council in the event that he or she is not subsequently elected to or resigns from the Cap Rock Corporate Board, It shall be the duty of the Council to advise and consult with Cap Rock's President and Chef Executive Officer ("CEO"), officers and Board with respect to matters of particular relevance and importance to the Lamar Service Are& The Council shall meet and consult with Cap Rock's Board, President/CEO (or his staff) or officers when so requested by any of them, but shall have no vote on any Corporate Board matters.
         6.02 While serving on the Council, Lamar's members on the Council shall receive from the Cooperative the same fees, expenses, benefits, and per diem allowances as do members of the Advisory Councils from other divisions of Cap Rock. Council members shall also be entitled to such other benefits or options generally provided to other Advisory Councils.
         6.03 It is anticipated that the Lamar Advisory Council will meet quarterly or less, if they desire. However, the Council may, at its option, meet monthly during the transition period after the Closing to assist in this transition period. However, regardless of how the Council meets, the Council members will be paid the same per diem as other Cap Rock Advisory Councils and on the same basis.
         6.04 If a person resigns from the Council or becomes ineligible or otherwise unable to continue serving thereon, his seat shall become permanently vacant. Such a person, or one who is on the Council when it ceases to exist, shall be entitled to retain such benefits for him/herself as he/she is eligible for under the Board Policies of Cap Rock.
         6.05 The Council shall exist for a period of nine (9) years or until no members continue to serve on the Council, whichever occurs first. At the end of such nine (9) year period, the Corporate Board of Cap Rock will determine if there is a need to continue with an Advisory Council and if so, the makeup of the Council. Members of the Council who retire, die, or cease to serve on the Council for any reason prior to the end of the nine (9) year term shall not be replaced and the Council shall be reduced by attrition.
         6.06 An Council members shall be required to sign the Cap Rock Directors Pledge that all corporate directors are required to sign as a condition for serving on the Council.

                              7.00 Lamar Employees
         7.01 If the employee so consents, each employee of Lamar at the time of Closing will continue as an employee of Cap Rock and will receive, until retirement or earlier separation from the Cooperative, the same or better compensation and fringe benefits to which he or she would have received had he or she continued to be employed by Lamar. No employee's employment with Lamar will be terminated solely as a result of the combination of Lamar with Cap Rock. An employees of Lamar who continue as employees of Cap Rock after the closing shall be required to sign the Cap Rock "Employee Pledge and Proprietary Rights and Information Agreement" as a condition of continued employment.
         7.02 After thee Closing, all current employees of Lamar who desire to continue as employees of Cap Rock, will be convened to the Cap Rock pay and benefit package, unless those employees choose to keep their current total pay and benefit package as currently provided by Lamar. Each employee shall have the option of choosing to be covered by the Cap Rock employee benefit package instead of the current employee benefit package provided by Lamar if they desire unless the law and/or NRECA rules and regulations prevent such employee from receiving the current employee benefit package provided by Lamar. However, an employee choosing to be covered by the Lamar employee benefit package would have to choose the entire package and employees would not be allowed to pick and choose between the Lamar and Cap Rock employee benefit package with regard to individual items. Notwithstanding any of the above, even though the Cap Rock total pay and benefit package, currently exceeds the total Lamar pay and benefit package, in addition notwithstanding the above provisions, for a period of two
(2) years after the Closing, Lamar employees will continue to receive, at no additional costs to the Lamar employees, health insurance benefits equivalent to or under the same policy that they now have with Lamar.
         7.03 If the law and/or NRECA rules and regulations prevent Lamar's employees from continuing to receive the current Lamar employee benefit package, Lamar employees existing retirement savings plan shall be placed into a rollover IRA account and will be self-directed by each individual employee. Simultaneously, the Lamar employees will be placed on the existing Cap Rock employee retirement, savings and benefit plan. In the event that applicable law and/or NRECA rules and regulations prevent an employee of Lamar from continuing to receive the current employee benefit package provided by Lamar and in the further event that such current benefit package as it applies to any Lamar employee exceeds the current benefit package of Cap Rock for such employee, Cap Rock will take such action as is necessary in order to assure that the employee will receive a benefit package equal to or exceeding the current Lamar benefit package by purchasing an annuity or taking such other action as is necessary.
         7.04 Current employees of Lamar will not have their pay reduced as a result of the combination After the Closing, such employees shall continue to receive the same pay as they currently receive from Lamar. As soon as practicable after the Closing, at Cap Rock's discretion, employees will be tested, and based upon testing results, the employees will be provided with opportunities to increase their rates of pay. However, no matter how the test results come out, no employee's pay will be reduced. Further, as soon as practicable after the Closing, the Lamar employees will be paid in accordance with Cap Rock's pay and benefit package in accordance with the job and grade, unless it would not benefit an employee, in which case the employee would continue to receive the Lamar pay and benefit package.
         7.05 Current employees of Lamar will not be required to transfer or relocate to any other Service Area solely because of this combination.
         7.06 within sixty (60) days after Closing, all Lamar employees will be offered a lump sum cash severance payment equal to one month's pay for each continuous year of service at the time of the severance payment. All employees receiving such offer will have ninety (90) days after the offer to notify management of their desire to accept such offer. Acceptance of the option shall be at the option of the employee. At Cap Rock's sole option, such offer may be extended to some or all employees (who do not accept such offer within the time period specified above) at a later time.
         7.07 Cap Rock will provide employees of Lamar with job enhancement training on the same basis as other Cap Rock employees. Such job enhancement training will be available to all current employees of Lamar who continue as employees of Cap Rock. This job enhancement training should provide employees of Lamar with opportunities to receive increases in pay that are currently unavailable to them.
         7.08 Lamar employees who are already retired at the date of Closing or who thereafter retire from the Cooperative's employment shall be entitled to retain, their health insurance in the same manner and method as in effect for Lamar other retired employees.
         7.09 Except as otherwise specifically detailed in this Agreement, Lamar employees who continue to be employed by Cap Rock shall be covered by Cap Rock's policies that apply to all other employees.
         7.10 Retired Lamar employees who are already retired at the Closing shall be entitled to retain, the same benefits in the same manner and method as is currently in effect for Lamar's retired employees as shown on Exhibit "B" attached hereto.

         7.11 Lamar employees who continue to be employed by Cap Rock shall have the same opportunities to advance in position and/or compensation and fringe benefits or the equivalent, as will Cap Rock's other employees. Lamar employees who continue as Cap Rock employees will be tested to determine their qualifications and appropriate grade Regardless of test scores, no employees salary will be reduced.
         7.12 The provisions of this Sec. 7.00 that enable Lamar employees to continue employment, equal training, opportunities for advancement, and that prohibit decreases in wages, salaries or related fringe benefits shall not necessarily apply to such an employee if and after, because of his or her becoming partially disabled or because of his or her own request, he or she is allowed to continue in Cap Rock's employment in a different position. Nothing in this Sec. 7.00 or in any other provision of this Agreement shall preclude or impair the right of Cap Rock to terminate any employee as allowed by Federal or Texas law. Further, nothing in this Sec. 7.00 or anywhere in this Agreement shall constitute an employment contract with any employee and nothing herein shall change or modify the standing of the Lamar's employees as employees-at-will.

                               8.00 Lamar Identity
         8.01 Lamar will, after the Closing, become a division of Cap Rock. Initially, during a transition period, the Lamar Service Area will be called "Lamar Electric Cooperative, a division of Cap Rock Electric Cooperative, Inc." Later, with the advice of the Advisory Council and employees of Lamar, the Lamar Service Area will eventually be known as "Cap Rock Electric - Lamar Division." This local presence and identity will also be carried out, initially, by the continuation of a Lamar Division business office in Paris, Texas alter the combination. Consistent with prudent practices and convenience to the Lamar Service Area members, Cap Rock may maintain accounts in one or more banks located within the Lamar Service Area Cap Rock will continue to maintain an office in Paris as currently utilized in the Lamar system.
                           9.00 Miscellaneous Matters
         9.01 Lamar shall recommend to its members such amendments to its articles of incorporation and bylaws as necessary, to facilitate and expedite the unconditional approval of this Agreement by its members and their related simultaneous authorization for Lamar to be dissolved.
         9.02 Cap Rock will also amend its Articles of incorporation or Bylaws in whatever ways, if any, that are necessary to carry out this Agreement. However, no changes are known to be needed at this time to fulfill this Agreement by Cap Rock.
         9.03 After execution of this Agreement by the parties and until the closing, Lamar will not take any action that will or might materially affect its operations or financial condition without first giving timely notice thereof to Cap Rock and conferring with Cap Rock with respect thereto. Lamar will timely notify Cap Rock of any actual or potential development or event beyond its control that will or might materially affect its operations or financial condition, and the parties will consider and address that matter in such ways as they mutually agree upon Lamar will also periodically inform Cap Rock, at least monthly, of its operations, revenues, expenses, balance sheet and other information and data routinely reported to its own Board of Directors.
         9.04 From the date of execution of this Agreement, Cap Rock shall bear the costs directly attributable to promoting the Lamar member approval of this Agreement, so long as this Agreement is submitted to the membership for their approval with an affirmative recommendation from the Board of Directors and management. The Board of Directors of Lamar hereby agree to use their best efforts with all resources available after the execution of this Agreement to recommend and promote this combination with Cap Rock to the members of Lamar, pursuant to the terms and conditions of this Agreement. Cap Rock shall also bear the costs directly attributable to securing all other necessary approvals, which may include a joint application of the parties to the Texas Public Utility Commission for transfer of Lamar's service area assignments to the Cooperative, provided the Acquisition is completed. If the combination is not completed, then Cap Rock and Lamar shall share proportionately the costs directly related to this Agreement. However, Cap Rock, without charge and at its own expense, will make available to Lamar any of its personnel or consultants to assist in securing member approval.
         9.05 Notwithstanding the above provisions, if prior to the completion of this combination and prior to the completion of a "Closing" (defined herein to be the event whereby all assets and liabilities of Lamar are transferred to and assumed by Cap Rock), Lamar cannot complete or elects not to complete the combination set forth in this Agreement and the "Closing" does not take place because of (i) the failure of Lamar's members to approve the combination, or
(ii) any of the representations, statements or warranties of Cap Rock which are made to Lamar are shown to be untrue, and the default of Cap Rock in (ii) cannot be cured or corrected, then management and the Board will continue to operate Lamar as before, and may consider other strategic alternatives. However, if after the execution of this Agreement, the combination is not completed and the "Closing" does not occur, for any reason other than (i) or (ii) just stated, then Lamar shall be responsible for all of its costs and expenses under this Agreement and reimbursement to Cap Rock for all of its costs and expenses.
         9.06 The parties, through their officials and other representatives, shall consult and confer with each other to the end of developing and agreeing upon all document necessary or desirable to close this transaction and thereafter to consummate and carry out the combination as herein contemplated. "Documents", as used in this Sec. 9.05, means all such documents created on a prospective basis following execution of this Agreement and shall include but not be limited to the following: correspondence, including opinions of legal counsel; studies and analysis; notices, related articles and bylaw changes; contracts; ballots and/or proxy forms; cooperative member communications; Board and member resolutions; deeds, title transfers, and other documents of conveyance; and applications or petitions for approvals or consents required from any governmental authority or private entity. This commitment to consult and confer is without regard to whether a document is the responsibility of; or may be sponsored by, one or by both parties. At no charge and at its own expense, Cap Rock will make available to Lamar, ,if
Lamar so desires, any of its personnel or consultants to draft or assist in the drafting of any such document. Either party may cause any such document to be drafted and recommended to the other.
         9.07 The Closing and legal effectiveness of the combination shall take place as soon as practicable and legally possible after the Agreement has been approved by the Lamar members and all documents of transfer, sale and conveyance are prepared for execution by the parties, as of 10:00 a.m. on the date, and at such site as the parties agree upon. The Closing shall include the execution and delivery of all documents and the taking of any other action necessary to complete the transaction resulting in the combination. Unless mutually agreed to otherwise, such date will be the first of a calendar month.
         9.08 After the execution of this Agreement, the Parties will cooperate in all appropriate ways to enable The Parties (a) to conduct an inventory and inspection of the Parties' properties, including materials and supplies to inspect and review all books and records of the Parties that either Party deems necessary, and to conduct an inventory and inspection of any executory contracts to which Lamar or Cap Rock is a party or of which it is a third parry beneficiary, and (b) to conduct such audits, including a management audit if a Party so elects, as a Party may deem desirable or appropriate in connection with this Agreement.
         9.09 Each party hereto warrants and covenants with the other that it has, or will use its best efforts to obtain, all authority necessary for it to execute and carry out the provisions of This Agreement, and each will furnish to the other, at or prior to Closing, an opinion of counsel with usual qualifications and assumptions, satisfactory to the other, that it is so authorized, that it has taken all action legally necessary to validly consummate the Agreement. Also, at or prior to Closing, Lamar will furnish to Cap Rock a commitment for an owner's title policy issued by Stone Title Company, Inc., in Paris, Texas (the "Title Company"), subject to the printed exceptions and all matters of record, in the amount of the book value of all fee property to be conveyed to Cap Rock; a properly endorsed certificate of title for all certificated property included in the assets; and an affidavit of the President of Lamar that (i) Lamar has paid in full for all items of personal property included among the assets shown on its books as of closing and (ii) that such assets are in the possession of Lamar, (iii) subject to such debts, liens and encumbrances That the parties agree should not be paid in fill' at Closing, but should, instead, be assumed by Cap Rock. At the Closing the Title Company will issue the Owner Policies of Title Insurance to Cap Rock covering Lamar's acquired real property, and Cap Rock shall pay the premiums therefor, based upon the book values of the respective real properties.
         9.10 Prior to closing Lamar will furnish Cap Rock with a Certificate of Litigation and other claims which sets forth a description of all pending litigation and all other asserted or non-asserted claims known by Lamar to exist. Cap Rock agrees to assume the liability for payment of any damages, costs, expenses and attorneys fees adjudicated against Lamar and any of its officers and directors relating to the performance of their duties as such with Lamar, regarding the litigation and claims disclosed in the Certificate of Litigation, and Cap Rock agrees to assume and be responsible for the defense of such litigation and claims disclosed in the Certificate of Litigation. This agreement of Cap Rock just stated shall never be construed to eliminate or release the liability of any insurance carrier to pay such liabilities of Lamar under any existing liability policies Lamar owns; and if Cap Rock assumes the liabilities it has agreed to assume in this Section 9.10, Cap Rock shall be entitled to The proceeds of any liability insurance policy that are payable with respect to such litigation and claims. Also at or prior to Closing, Lamar will furnish
Cap Rock with an affidavit from Management and the Board that there has been no material change in its system, operations or financial condition or any development or event portending such a change of which the other party has not theretofore been fully notified pursuant to Sec. 10.03 of the Agreement.
         9.11 Each party represents, covenants and warrants to The other that its execution of this Agreement, action and/or inactions consummating the combination resulting therefrom, do not violate The provisions of the party's Articles of Incorporation, Bylaws, The provisions of law, or any other instrument to which either is a patty.
         9.12 All representations and warranties made by the parties each to the other pursuant to this Agreement shall survive the closing date and the delivery of items as specified in this Agreement, except to the extent provided in this Agreement.
         9.13 Each party agrees to indemnify the other and to hold it harmless, at all times after the date of this Agreement, against and with respect to:
                  (1) any and all damage, loss, cost, and expense resulting from any misrepresentations, breach of warranty, or nonfulfillment of any obligation on the part of itself under this Agreement or from any misrepresentation in or omission from any instrument furnished to the other party under this Agreement, and

                  (2) any and all actions, suits proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to liabilities specified in subsection (1) above; and,


                  (3) any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses arising as a result of the consummation of this Agreement caused by the misrepresentation or other wrongful conduct of the other pay hereto.

         9.14 Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement, or to impose any personal liability upon any individual officer, director, attorney or employee for any representation, statement or action made in good faith and in the performance of their respective offices with or duties to a party hereto.

                             10.00 Lamar Dissolution
         10.01 Within a reasonable time after the Closing, after the Lamar members authorize Lamar's dissolution, and after any necessary regulatory approvals or contract assignments are obtained, and Cap Rock determines that it is no longer necessary for Lamar to continue in existence as a corporation, the Lamar Board, acting in such manner as agreed to by the parties and in conformity with the applicable laws of Texas, shall duly cause Lamar to be dissolved.
         10.02 The cost and expense of all matters covered in Sec. 10.01 shall be borne by Cap Rock.

                   11.00 Amendment or Abandonment of Agreement
         11.01 From and after the approval of this Agreement by the Lamar members and their authorization for Lamar to be dissolved and until the Closing, the Agreement may be amended by action of the two Cooperative's Board of Directors (a) upon their determination that such is necessary or desirable to accomplish or enhance the principal purposes of the Agreement or (b) because of a requirement so to amend as a condition of securing any necessary approval of the Agreement by a governmental agency or private entity, but only if such amendment(s) will not substantially defeat or impair the achievement of the principal purposes of the Agreement.
         11.02 At any time after the execution of this Agreement and prior to Closing, this Agreement may be terminated and abandoned (a) upon the mutual agreement of the parties based upon their joint determination that it is in the best interest of either party or (b) unilaterally if developments of a material nature occur upon the basis of which it may reasonably conclude that failure to so terminate and abandon will result in a substantial detriment to itself or its members with respect to the cost, adequacy or dependability of its member's electric service. If a party unilaterally decides to terminate and abandon, it shall deliver written notice thereof to the other party, specifying the facts upon which it has based its decision, as soon as possible after such decision is made.
         IN WITNESS WHEREOF, The parties have duly authorized and caused their respective officers to execute this Agreement in quadruplicate originals, with two of the same being retained by each party, on or as of the 28 day of OCT., 1999.

LAMAR ELECTRIC                                       CAP ROCK ELECTRIC
COOPERATIVE, INC.                                    COOPERATIVE, INC.

By:______________________________  By:____________________________
     Darrell Coats,                       Russell E. Jones,
     Chairman of the Board                Chairman of the Board




ATTEST:__________________________  _______________________________
          Secretary                    Alfred J. Schwartz, Secretary


                         CORPORATE ACKNOWLEDGEMENT


THE STATE OF TEXAS         )(
                           )(
COUNTY OF LAMAR )(
          -----

         THIS instrument was acknowledged before me on the 28TH day OCTOBER , 1999 by DARRELL COATS, Chairman of the Board, and ZED SMITH, Secretary of Lamar County Electric Cooperative, Inc., a Texas electric cooperative corporation, on behalf of said corporation.


                                              ----------------------------------
                                              Notary Public, State of Texas
                                              Notary's Printed Name:____________
                                              My Commission Expires:____________


(SEAL)

THE STATE OF TEXAS         )(
                           )(
COUNTY OF MIDLAND          )(

         THIS instrument was acknowledged before me on the 26TH day of OCTOBER, 1999 by RUSSELL E. JONES, Chairman and ALFRED J. SCHWARTZ, Secretary of Cap Rock Electric Cooperative, Inc., a Texas electric cooperative corporation, on behalf of said corporation.

                                               ---------------------------------
                                               Notary Public, State of Texas
                                               Notary's Printed Name:___________
                                               My Commission Expires:___________


(SEAL)